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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No. 333-   ) and related Prospectus of The
Times Mirror Company (the "Company") for the registration of $500,000,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes ("LYONs") of the Company and to the incorporation by reference therein of our report dated February 5, 1997, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-
K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Los Angeles, California
June 30, 1997

(TM)Trademark of Merrill Lynch & Co., Inc.